Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SS.1350

Pursuant to 18 U.S.C. ss.1350 and in connection with the quarterly report of Cytomedix, Inc. (the “Company”) for the nine months ended September 30, 2006, I, Andrew S. Maslan, Chief Financial Officer of the Company, hereby certify that to the best of my knowledge and belief:

1.	The Company’s 10-Q/A for the nine months ended September 30, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.
The information contained in the Company’s 10-Q/A for the nine months ended September 30, 2006, fairly presents, in all material respects, the financial condition and results of operations of the Company for said period.

/s/Andrew S. Maslan
Andrew S. Maslan

Chief Financial Officer
Date: November 14, 2007

A signed original of this written statement has been provided to Cytomedix, Inc. and will be retained by Cytomedix,